EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY


Company                                     Percent Owned
-------                                     -------------

Gaston Federal Bank                                  100% owned by the Company.

Gaston Financial Services, Inc.                      100% owned by the Bank.
  (dba Gaston Federal Investment Services)